Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-249851) and related Prospectus of MacroGenics, Inc. for the registration of common stock, preferred stock, debt securities, warrants, and units and to the incorporation by reference therein of our reports dated February 24, 2022, with respect to the consolidated financial statements of MacroGenics, Inc., and the effectiveness of internal control over financial reporting of MacroGenics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

March 15, 2023